UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 16, 2013

REVETT MINERALS INC.
(Exact name of small business issuer in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other

On October 16, 2013, Revett Minerals Inc. (the “Company”) announced that continued dewatering and inspection of the Lower Quartzite haulage route of its Troy Mine in northwestern Montana has revealed unexpected structural instability, which the company feels does not meet its standards of safety for further development. As a consequence, the Company has decided it will not resume mining operations using the haulage route, as originally planned, but will instead construct a new development decline to the North C Bed and I-Bed deposits in the Lower Revett Formation.

The Company believes it can construct the new decline without incurring the structural issues that have hampered its ability to return to production since operations at the Troy mine were suspended last December because of unstable underground conditions. It estimates that access to the undeveloped North C Bed area can be achieved in twelve months, and that access to the deeper I-Beds can be achieved six months thereafter. The Company will commence construction of the development decline once it obtains MSHA approval.

The cost of the decline is presently estimated to be approximately $12 million. The Company has adequate funds to commence construction and is confident that the additional funding required to complete the development project can be obtained next year.

Item 9.01. Financial Statements and Exhibits

         (c)       Exhibits

99.1	News Release, dated October 16, 2013.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINERALS INC

Date: October 16, 2013	By: /s/ Ken Eickerman
Ken Eickerman
Chief Financial Officer